Exhibit 99.2

PolarityTE Announces Pricing of Public Offering of Common Stock and Warrants

SALT LAKE CITY, February 12, 2020 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing and commercializing regenerative tissue products and biomaterials, today announced the pricing of an underwritten public offering of approximately 10,638,298 shares of its common stock and warrants to purchase up to 10,638,298 shares of its common stock. Each share of common stock is being sold together with a warrant to purchase one share of common stock for a combined purchase price of $2.35 per share and warrant, for a gross offering size of $25.0 million, not including any future proceeds from the exercise of the warrants and before deducting the underwriting discounts and commissions and offering expenses. Each warrant will have an exercise price of $2.80 per share, will be exercisable immediately and will expire on the seven-year anniversary of the date of issuance. The shares of common stock and warrants can only be purchased together but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about February 14, 2020, subject to satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. Oppenheimer & Co. Inc. is acting as lead manager for the offering.

PolarityTE intends to use the net proceeds from the offering for commercialization of SkinTE, research, development and manufacturing of its products and product candidates, efforts toward commercialization and required registration or approval of its products and product candidates with applicable regulatory authorities, and for other general corporate purposes, and may also use net proceeds to pursue strategic relationships that enhance its technology offerings through joint development or licensing arrangements or acquisitions, though the company does not currently have agreements or commitments with respect to any such arrangements or acquisitions.

The securities described above are being offered by PolarityTE pursuant to a shelf registration statement on Form S-3 (File No. 333-229584), which has been filed with and declared effective by the Securities and Exchange Commission (SEC). The offering will be made only by means of a written prospectus and prospectus supplement that form part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to this offering were filed with the SEC on February 11, 2020. Copies of the preliminary prospectus supplement, the final prospectus supplement (when available) and the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022 or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. Examples of forward-looking statements contained in this release include statements about the Company’s use of proceeds from the proposed offering. Actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, WHERE SELF REGENERATES SELF, and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697

Media:

Angela Ziegler

VP, Marketing and Public Relations

PolarityTE, Inc.

AngelaZiegler@polarityte.com

(385) 239-0363